UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

VALLEY NATIONAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VALLEY NATIONAL BANCORP

1455 Valley Road

Wayne, New Jersey 07470

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 7, 2004

To Our Shareholders:

The annual meeting of shareholders of Valley National Bancorp will be held at the Prime Hotel & Suites (formerly the Radisson Hotel), 690 Route 46 East, Fairfield, New Jersey, on Wednesday, April 7, 2004 at 2:00 p.m. to vote on these proposals:

1.	To elect 16 directors.

2.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 13, 2004 are entitled to notice of and to vote at the meeting. Whether or not you plan to attend the meeting, please execute and return the enclosed proxy in the envelope provided or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card.

By Order of the Board of Directors

Gerald H. Lipkin

Chairman, President and

Chief Executive Officer

March 4, 2004

VALLEY NATIONAL BANCORP

1455 Valley Road

Wayne, New Jersey 07470

PROXY STATEMENT

GENERAL PROXY STATEMENT INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp (“Valley”) for use at Valley’s 2004 annual meeting of shareholders and at any adjournment of the meeting. You are cordially invited to attend the meeting, which will be held at the Prime Hotel & Suites (formerly the Radisson Hotel), 690 Route 46 East, Fairfield, New Jersey, on Wednesday, April 7, 2004 at 2:00 p.m. local time. This proxy statement is first being mailed to shareholders on or about March 4, 2004.

Shareholders Entitled to Vote

The record date for the meeting is February 13, 2004. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

On the record date there were 93,960,497 shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.

Multiple Copies of our Annual Report and Proxy Statement

When more than one holder of Valley common stock shares the same address, we may deliver only one annual report and one proxy statement to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in “street name” for more than one beneficial owner with the same address may deliver only one annual report and one proxy statement to that address if they have received consent from the beneficial owners of the stock.

Valley will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to any shareholder, including a beneficial owner of stock held in “street name,” at a shared address to which a single copy of either of those documents was delivered. To receive additional copies of our annual report and proxy statement, you may call or write Dianne M. Grenz, Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380 or e-mail her at dgrenz@valleynationalbank.com. You may also access a copy of Valley’s annual report and proxy statement on our website, www.valleynationalbank.com.

You may also contact Ms. Grenz at the address or telephone number above if you are a shareholder of record of Valley and you wish to receive a separate annual report and proxy statement in the future, or if you are currently receiving multiple copies of our annual report and proxy statement and want to request delivery of a single copy in the future. If your shares are held in “street name” and you want to increase or decrease the number of copies of our annual report and proxy statement delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf.

Proxies and Voting Procedures

Your vote is important and you are encouraged to vote your shares promptly.

Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is, FOR the election of the 16 nominees for director named in this proxy statement. If any other matters are properly presented at the meeting for consideration, such as consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we do not anticipate that any other matters would be raised at the meeting.

We are offering you three alternative ways to vote your shares.

To Vote by Mail

To vote your proxy by mail, please sign, date, and mail your proxy card in the envelope provided as soon as possible.

To Vote by Telephone (Touch-Tone Phone Only)

If you wish to vote by telephone, call toll-free 1-800-776-9437 and follow the instructions. Have your proxy card available when you call.

To Vote by Internet

If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page.

Regardless of the method that you use to vote, you will be able to vote in person or revoke your proxy if you follow the instructions provided below in the section entitled “Voting in Person; Revoking Your Proxy.”

If you are a participant in our dividend reinvestment plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by Internet.

If you are an employee or former employee of Valley, and participate in our Savings and Investment Plan (a 401(k) plan with an employee stock ownership feature—“KSOP”), you will receive one proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction card for the trustee of the plan where all accounts are registered in the same name. If you own shares through the KSOP and do not vote, the plan trustee will vote the plan shares in the same proportion as shares for which instructions were received under the plan. The plan trustee will also vote the unvoted and unallocated KSOP suspense account plan shares in the same proportion as shares for which instructions were received under the plan. Therefore, if you are a participant in the KSOP and vote your shares, the trustee will use your vote when determining the correct proportion.

Voting in Person; Revoking Your Proxy

The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted. You can revoke your proxy at any time before it is exercised by delivery of a properly executed, later-dated proxy or a written revocation of your proxy. A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of Valley, Alan D. Eskow, at 1455 Valley Road, Wayne, New Jersey 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish prior to the annual meeting and the last vote received chronologically will supercede any prior votes.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner.

Directors will be elected by a plurality of the votes cast at the meeting. Thus, an abstention or a broker “non-vote” will have no effect on the outcome of the vote on election of directors at the meeting.

Method and Cost of Proxy Solicitation

This proxy solicitation is being made by Valley’s Board of Directors and Valley will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of Valley in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to beneficial owners of Valley common stock.

ITEM 1—ELECTION OF DIRECTORS

DIRECTOR INFORMATION

Under Valley’s by-laws, the Board of Directors fixes the exact number of directors, with a minimum of 5 and a maximum of 25. The Board has fixed the number of directors at 16.

The persons named in the proxy card intend to vote the proxies FOR the election of the 16 persons named below (unless the shareholder otherwise directs). If, for any reason, any nominee becomes unavailable for election and the Board selects a substitute nominee, the proxies will be voted for the substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is not available or will not serve if elected.

Each candidate for director has been nominated to serve a one-year term until our 2005 annual meeting and thereafter until the person’s successor has been duly elected and qualified. The following table sets forth the names and ages of the Board’s nominees for election, the nominees’ position with Valley (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Valley. The nominees’ prior service as a director includes prior service as a director of Valley National Bank (the “Bank”) prior to the formation of the holding company.

Name, Age and Position With Valley	Principal Occupations During Past Five Years	Director Since

Andrew B. Abramson, 50	President and Chief Executive Officer, The Value Group, Inc. (real estate development and property management firm)	1994

Pamela Bronander, 47	Vice President, KMC Mechanical, Inc. (mechanical contractor); former Executive Vice President, Scandia Packaging Machinery Co. (designs & builds packaging machinery)	1993

Joseph Coccia, Jr., 74	Former President of Cocci Development (builder and investor); former principal of Coccia Realty, Inc. (real estate brokers); former principal of Midland Estates, Inc. (residential building company)	1986

Eric P. Edelstein, 54	Former Managing Partner-Business Consulting National Practices of Arthur Andersen LLP; CPA	2003	*

Mary J. Steele Guilfoile, 49	Chairman of MG Advisors, Inc. (privately owned financial services merger and acquisition advisory and consulting firm); former Executive Vice President and Chief Administrative Officer of J. P. Morgan Chase & Co.; former Partner, Chief Financial Officer and Chief Operating Officer of The Beacon Group (private equity, strategic advisory and wealth management partnership); CPA	2003	*

H. Dale Hemmerdinger, 59	President of The Hemmerdinger Corporation (a commercial and residential real estate ownership and development company) and Chairman of Atlas Real Estate Funds, Inc.	2003	*

Graham O. Jones, 59	Attorney, Jones & Jones	1997

Walter H. Jones, III, 61	Former Chairman of the Board of Hoke, Inc., its affiliates and subsidiaries (manufacturer of precision fluid control products)	1997

Gerald Korde, 60	President, Birch Lumber Company, Inc. (wholesale and retail lumber distribution company)	1989

Gerald H. Lipkin, 63 Chairman, President and Chief Executive Officer	Chairman, President and Chief Executive Officer of Valley National Bancorp and Valley National Bank	1986

Robinson Markel, 69	Member of the law firm of KMZ Rosenman since 1998; former Director of Merchants New York Bancorp, Inc. and The Merchants Bank of New York	2001

Robert E. McEntee, 71	Management Consultant; CPA	1979

Richard S. Miller, 69	President, Williams, Caliri, Miller & Otley, A Professional Corporation (law firm); former Director of Ramapo Financial Corporation and The Ramapo Bank	1999

Name, Age and Position With Valley	Principal Occupations During Past Five Years	Director Since

Barnett Rukin, 63	Chief Executive Officer, SLX Capital Management (asset manager); former Senior Vice President and Regional Chief Executive Officer, Northeast Region, Coach USA (bus company); former Chairman and Chief Executive Officer, Hudson Transit Lines, Inc. (operator of Short Line Bus Company)	1991

Peter Southway, 69	Former Vice Chairman, Valley National Bancorp and Valley National Bank	1978

Leonard J. Vorcheimer, 61	Principal, L.J.V. Enterprises (investment concern)	1992

*	Three of Valley’s current directors, Ms. Guilfoile, Messrs. Edelstein and Hemmerdinger, were appointed by the Board in November 2003 to fill three board positions and have not been previously elected by the shareholders. Each of the new directors was recommended by a non-management director of Valley.

Recommendation and Vote Required on Item 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

Directors will be elected by a plurality of the votes cast at the annual meeting, whether in person or by proxy.

CORPORATE GOVERNANCE

General

The business and affairs of Valley are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the Chairman and Valley’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In this regard, to further educate directors about Valley and assist committees in their work, committees are encouraged to invite non-member directors to attend committee meetings to learn about the workings of the Board. Ten members of the Board also served as directors of Valley’s subsidiary bank, Valley National Bank, during 2003. It is the Company’s policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. Last year, all directors then serving attended our annual meeting.

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. We periodically review these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit Committees are “independent” for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors.

Valley’s independent directors are: Andrew B. Abramson, Pamela Bronander, Joseph Coccia, Jr., Eric P. Edelstein, H. Dale Hemmerdinger, Walter H. Jones, III, Gerald Korde, Robinson Markel, Richard S. Miller, Robert E. McEntee, Barnett Rukin, and Leonard J. Vorcheimer.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Valley fall within these categories is independent:

•	A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit committee or by any bank regulatory agency which supervised the Bank as substandard, doubtful or loss;

•	A deposit, trust, insurance brokerage, investment advisory, securities brokerage or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president;

•	Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

•	Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five (5%) percent or less of the equity interests of that business and do not serve as an executive officer of the business; or

•	Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $60,000 or 5% of the gross revenues of the business.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the Board to provide for regular quarterly executive sessions including only non-management directors. At least once a year, the Board holds an executive session including only independent directors. Valley’s Board has chosen to rotate the presiding director for each meeting among the Chairmen of the Audit, Compensation and Human Resources and Nominating and Corporate Governance Committees.

Shareholder Communications with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•	Shareholders wishing to communicate with the Board of Directors should send any communication to Board of Directors, Valley National Bancorp, c/o Corporate Secretary of Valley, Alan D. Eskow, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

•	The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular committee Chairman, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•	The Corporate Secretary will maintain a log of, and copies of, all communications for inspection and review by any Board member, and will regularly review all such communications with the Board or the appropriate committee Chairman.

The Board of Directors has also established the following procedures for shareholder communications with the rotating chairman of the executive sessions of the non-management directors of the Board:

•	Shareholders wishing to communicate with the presiding director of executive sessions should send any communication to the presiding director of executive sessions, Valley National Bancorp, c/o Corporate Secretary of Valley, Alan D. Eskow, at 1455 Valley Road, Wayne, New Jersey 07470. Any such communication should state the number of shares owned by the shareholder.

•

The Corporate Secretary will forward such communication to the then presiding director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•	The Corporate Secretary will maintain a log of, and copies of, all communications for inspection and review by the presiding director of executive sessions, and shall regularly review all such communications with the presiding director at the next meeting.

Committees of the Board of Directors

In 2003, the Board of Directors maintained an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation and Human Resources Committee. Only independent directors serve on these committees.

During 2003, each director attended 85% or more of the meetings of the full Board of Directors and of each committee on which he or she served except for Mr. Graham Jones (73% due to a short-term illness) and Mr. Tice (74%).

Audit Committee

Mr. Rachesky serves as Chairman of the Audit Committee. Other members of the committee are Messrs. Vorcheimer (Vice Chairman), Abramson, Baum, Edelstein, W. Jones, Korde and McEntee. The Audit Committee met four times during 2003.

The Board of Directors has determined that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise. The Board of Directors has also determined that Messrs. McEntee, Baum and Edelstein each meets the SEC criteria of an “audit committee financial expert.”

The Audit Committee operates pursuant to a charter. The charter is attached hereto as Appendix A and can also be viewed at the “Corporate Profile” link on Valley’s website www.valleynationalbank.com. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee pursuant to the charter include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors Valley’s interim and year-end operating results including press releases; considering the appropriateness of the internal accounting and auditing procedures of Valley; considering our outside auditors’ independence; reviewing the risk management and internal compliance functions; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by Valley’s internal audit function; and reviewing the response of management to those reports. The Audit Committee reports to the full Board concerning pertinent matters coming before it.

Nominating and Corporate Governance Committee

Valley’s Nominating and Corporate Governance Committee consists of Messrs. W. Jones, (Chairman), Abramson, Coccia, Korde, Markel, McEntee and Rachesky. This committee reviews qualifications of and recommends to the Board candidates for election as director of Valley and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating and Corporate Governance Committee develops corporate governance guidelines which include director qualifications and standards; director responsibilities; director orientation and continuing education; limitations concerning service on other boards; director access to management and records, criteria for annual self-assessment of the Board, its committees, management and the effectiveness of their functioning. The committee is also charged with reviewing the Board’s adherence to Valley’s corporate governance principles and Code of Conduct. The committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.” During 2003, the committee met six times.

The Nominating and Corporate Governance Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the “Corporate Profile” link on Valley’s website www.valleynationalbank.com.

Compensation and Human Resources Committee

Valley’s Compensation and Human Resources Committee consists of Messrs. McEntee (Chairman), Abramson, Korde Rachesky, Rukin and Tice. This committee determines CEO compensation, sets general compensation levels for all officers and employees and sets specific compensation for executive officers. It also administers our Long-Term Stock Incentive Plan and makes awards under that plan. The Board has approved its charter which delegates to the committee the responsibility to recommend Board compensation. During 2003, the committee met seven times.

The Compensation and Human Resources Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the “Corporate Profile” link on Valley’s website www.valleynationalbank.com.

Nomination of Directors

Nominations for director may be made only by the Board of Directors or a committee of the Board or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board.

These include:

•	Directors may not be nominated for election following attainment of age 72 (members over the age of 65 who were directors of Valley as of July 2, 1997 may serve until age 75);

•	The maximum age for an individual to join the Board shall be age 60;

•	Each Board member must demonstrate that he or she is mentally and physically able to serve regardless of age;

•	Each Board member must be a U.S. citizen and comply with all federal regulations;

•	A majority of the Board members must maintain their principal residence within 100 miles of Wayne, New Jersey;

•	Each non-local resident Board member, who also maintain a secondary residence in New Jersey or within 50 miles of Wayne, New Jersey, may not stand for re-election to the Board for more than four terms following his or her establishment of a legal residence outside of the Bank’s primary service area;

•	Each Board member must own a minimum of 5,000 shares of Valley Common Stock of which 1,000 shares must be in his or her own name;

•	Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned Committee Meetings for two consecutive years, will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings, for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member should be available for continuing education opportunities throughout the year;

•	Each Board member is expected to be above reproach in their financial dealings with Valley, the Bank and the community;

•	If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign. If a loan made to a director or guaranteed by a director is classified substandard, the Board may ask the director to resign;

•	Each Board member should not serve on the board of any other bank or financial institution while a member of Valley’s Board;

•	Each Board member should be an advocate for Valley within the community; and

•	It is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.

The Nominating and Corporate Governance Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Committee will consider nominations made by shareholders. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and supporting materials to our Corporate Secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must have a 1% stake in the Company. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For our annual meeting in the year 2005, we must receive this notice on or after November 8, 2004, and on or before December 8, 2004. The following factors, at a minimum, are considered by the Nominating and Corporate Governance Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	if the Committee deems it applicable, whether the candidate would be considered a financial expert or financially literate as described in the SEC and NYSE rules or an audit committee financial expert as defined by the Sarbanes-Oxley Act of 2002;

•	if the Committee deems it applicable, whether the candidate would be considered independent under the NYSE rules and the Board’s additional independence guidelines set forth in the Company’s Corporate Governance Guidelines;

•	demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	willingness to apply sound and independent business judgment;

•	ability to work productively with the other members of the Board;

•	availability for the substantial duties and responsibilities of a Valley National Bancorp director; and

•	meets the additional criteria set forth in the Company’s Corporate Governance Guidelines.

You can obtain a copy of the full text of our policy regarding shareholder nominations by writing to Dianne M. Grenz, Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

Valley has adopted a Code of Conduct which applies to Valley’s chief executive officer, principal financial officer, principal accounting officer and to all other Valley directors, officers and employees. The Code of Conduct is available in the “Corporate Profile” section of Valley’s website located at www.valleynationalbank.com. The Code of Conduct is also available in print to any shareholder who requests it. Valley will disclose any substantive amendments to or waiver from provisions of the Code of Conduct made with respect to the chief executive officer, principal financial officer or principal accounting officer on that website.

We have also adopted Corporate Governance Guidelines which are intended to provide guidelines for the governance of Valley by the Board and its committees. The Corporate Governance Guidelines are available at the “Corporate Profile” section of Valley’s website located at www.valleynationalbank.com.

STOCK OWNERSHIP OF MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

The following table contains information about the beneficial ownership of Valley common stock at December 31, 2003 by each director, by each Valley executive officer for whom individual information is required to be set forth in this proxy statement under rules of the Securities and Exchange Commission, and by directors and all executive officers as a group. We know of no person or group that beneficially owns 5% or more of Valley’s common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Officers:
Andrew B. Abramson	178,530	(3)	0.19%
Charles J. Baum	127,834	(4)	0.13
Pamela Bronander	8,866	(5)	0.01
Joseph Coccia, Jr.	322,582	(6)	0.34
Peter Crocitto	171,002	(7)	0.18
Eric P. Edelstein	5,000		0.01
Alan D. Eskow	80,513	(8)	0.08
Mary J. Steele Guilfoile	249,872	(9)	0.26
H. Dale Hemmerdinger	13,570	(10)	0.01
Graham O. Jones	799,915	(11)	0.84
Walter H. Jones, III	1,032,929		1.09
Gerald Korde	1,446,422	(12)	1.52
James G. Lawrence	336,923	(13)	0.35
Gerald H. Lipkin	398,836	(14)	0.42
Robinson Markel	343,046	(15)	0.36
Robert E. McEntee	77,681	(16)	0.08
Robert M. Meyer	204,296	(17)	0.21
Richard S. Miller	62,711	(18)	0.07
Robert Rachesky	360,994	(19)	0.38
Barnett Rukin	43,975	(20)	0.05
Peter Southway	303,454	(21)	0.32
Richard F. Tice	264,757	(22)	0.28
Leonard J. Vorcheimer	65,585	(23)	0.07
Spencer B. Witty (Director Emeritus)	1,467,090	(24)	1.54
Directors and Executive Officers as a group (36 persons)	9,078,675	(25)	9.23

NOTES:

(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person.

(2)	The number of shares of Valley common stock used in calculating the percentage of the class owned includes 93,910,468 shares of Valley common stock outstanding as of December 31, 2003. The table also includes 1,234,444 shares purchasable pursuant to stock options for Valley shares that were exercisable within 60 days of December 31, 2003.

(3)	This total includes 4,973 shares held by Mr. Abramson’s wife, 15,943 shares held by his wife in trust for his children, 3,073 shares held by a family trust of which Mr. Abramson is a trustee, 6,929 shares held by a family foundation, 77,265 shares held by a trust of which Mr. Abramson is a trustee and 4,649 shares held in self-directed IRA Plans of which Mr. Abramson and his wife are beneficiaries.

(4)	This total includes 5,613 shares owned by Mr. Baum’s wife, 24,288 shares owned by a corporation that Mr. Baum controls, 6,560 shares held in a trust of which Mr. Baum is a trustee and 46,861 shares in a self-directed IRA. Mr. Baum disclaims beneficial ownership of the shares held by his wife.

(5)	This total includes 1,527 shares held in custody for Ms. Bronander’s children and 811 shares held in a trust of which Ms. Bronander is trustee.

(6)	This total includes 228,716 shares held by Mr. Coccia jointly with his wife, 49,482 shares held by a family foundation of which Mr. Coccia is a co-trustee and 44,384 shares held by his wife.

(7)	This total includes 120 shares held by Mr. Crocitto’s wife, 1,228 shares held in his KSOP, 2,390 shares held by Mr. Crocitto as custodian for his children, 15,416 restricted shares, and 63,152 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003, but not the 39,701 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2003.

(8)	This total includes 1,424 shares held in Mr. Eskow’s KSOP, 509 shares in an IRA held by his wife, 14,561 restricted shares and 28,430 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003, but not the 37,704 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2003.

(9)	This total includes 115,003 shares held by Ms. Guilfoile’s spouse.

(10)	This total includes 688 shares held by a family foundation, 11,782 shares held by a corporation of which Mr. Hemmerdinger controls and 1,000 shares held by a corporate pension plan of which Mr. Hemmerdinger and his wife are beneficiaries.

(11)	This total includes 12,918 shares owned by trusts for the benefit of Mr. W. Jones’ children of which his wife is co-trustee.

(12)	This total includes 220,108 shares held in the name of Mr. Korde’s wife, 521,688 shares held by his wife as custodian for his children, 203,297 shares held by a trust of which Mr. Korde is a trustee and 81,504 shares held in Mr. Korde’s self-directed IRA.

(13)	This total includes 14,517 shares owned by Mr. Lawrence’s wife, 96,737 shares owned by family members which Mr. Lawrence has the power to vote pursuant to a proxy, 780 shares held by Mr. Lawrence as custodian for his son, 655 shares held by his spouse and himself as custodians for their grandchildren and 18,537 shares owned by a trust of which he is a beneficiary. This total also includes 4,048 restricted shares and 2,887 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003, but not 18,957 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2003.

(14)	This total includes 65,355 shares held in the name of Mr. Lipkin’s wife, 102 shares held jointly with his wife, 933 shares held in his KSOP, 10,443 shares held by a self-directed IRA of which Mr. Lipkin and his wife are beneficiaries and 17,288 shares held by a family charitable foundation of which Mr. Lipkin is a co-trustee. This total also includes Mr. Lipkin’s 18,053 restricted shares and 75,383 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003, but not the 52,965 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2003.

(15)	This total includes 3,659 shares owned by Mr. Markel’s wife, 21,823 shares held by his wife in trust for his children, 60,547 shares owned by Mr. Markel in his self-directed IRA and 185,167 shares owned by his sister, which Mr. Markel has power to vote. Mr. Markel disclaims beneficial ownership of the shares held by his wife, the shares held by his wife in trust for his children and shares owned by his sister.

(16)	This total includes 1,153 shares held in the name of Mr. McEntee’s wife, 70,293 shares held jointly with his wife and 6,235 shares held by Mr. McEntee in a self-directed Keogh Plan.

(17)	This total includes Mr. Meyer’s 15,416 restricted shares, 124,390 shares held jointly with his wife, 1,342 shares held in his KSOP and 63,148 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003, but not the 39,701 shares potentially available in the future by exercise of his stock options not exercisable within 60 days of December 31, 2003.

(18)	This total includes 19,369 shares held in Mr. Miller’s self-directed IRA, 23,346 shares held jointly with his wife, 1,759 shares held by a corporation for which Mr. Miller is a 20% shareholder and 1,934 shares held by his wife. This total also includes 13,168 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003. Mr. Miller had no other stock options as of December 31, 2003. Mr. Miller disclaims beneficial ownership of the 1,934 shares held by his wife and all shares held by the corporation except 352 shares.

(19)	This total includes 26,114 shares held by Mr. Rachesky’s self-directed IRA, 32,199 shares held by his wife in a self-directed IRA and 302,681 shares held by an annuity trust of which Mr. Rachesky is co-trustee.

(20)	This total includes 17,217 shares held by Mr. Rukin’s wife, as custodian and Mr. Rukin, as trustee, in various accounts for their children and 3,646 shares held by a private foundation of which Mr. Rukin is an officer.

(21)	This total includes 16,398 shares held in the name of Mr. Southway’s wife, 8,350 shares held in a family foundation, 4,361 shares held in his self-directed IRA and KSOP and 1,172 shares held in his wife’s IRA. This total also includes Mr. Southway’s 51,824 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003. Mr. Southway had no other stock options as of December 31, 2003.

(22)	This total includes 83,891 shares held jointly with Mr. Tice’s wife, 48,356 shares owned by a partnership of which Mr. Tice is a general partner and 758 shares held in his self-directed IRA.

(23)	This total includes 4,577 shares held by a family trust of which Mr. Vorcheimer is a trustee.

(24)	This total includes 8,815 shares held by Mr. Witty’s wife, 497,807 shares held in a trust of which Mr. Witty is a trustee, 282,848 shares held in a trust of which Mr. Witty is a co-trustee and 4,594 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003. Mr. Witty had no other stock options as of December 31, 2003. Mr. Witty disclaims beneficial ownership of the shares held by his wife and the shares held by the trusts.

(25)	This total includes 712,292 shares owned by twelve executive officers who are not directors or Named Officers, which total includes 37,525 restricted shares and 179,444 shares purchasable pursuant to stock options exercisable within 60 days of December 31, 2003, but not the 154,402 shares potentially available in the future by exercise of their stock options not exercisable within 60 days of December 31, 2003. The total does not include shares held by the Bank’s trust department.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation earned in the past three years by the listed persons for services performed in all capacities for Valley and its subsidiaries.

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position with Valley National Bancorp and Valley National Bank				Restricted Stock Award(s) (1)($)	Securities Underlying Options/SARs (2)(4)(#)	All Other Compensation (3)($)
	Year	Salary($)	Bonus($)
Gerald H. Lipkin Chairman, President and Chief Executive Officer	2003 2002 2001	625,000 600,000 575,000	625,000 600,000 575,000	153,909 183,563 160,776	18,375 21,000 22,050	48,417 31,712 31,200

Peter Crocitto Executive Vice President	2003 2002 2001	317,000 305,000 290,000	170,000 160,000 147,000	190,125 105,320 110,110	12,000 12,600 14,438	5,253 6,569 5,950

Alan D. Eskow Executive Vice President and Chief Financial Officer	2003 2002 2001	300,000 250,000 210,000	170,000 160,000 100,000	190,125 105,320 110,110	12,000 12,600 14,438	5,192 7,000 5,950

James G. Lawrence Executive Vice President	2003 2002 2001	391,200 386,000 363,230	148,900 148,250 148,000	58,500 39,495 31,460	12,000 5,250 4,594	4,598 0 0

Robert M. Meyer Executive Vice President	2003 2002 2001	317,000 305,000 290,000	170,000 160,000 147,000	190,125 105,320 110,110	12,000 12,600 14,438	5,243 6,569 5,950

NOTES:

(1)	As required by Securities and Exchange Commission rules, the dollar amounts set forth in the columns are based on values as of the date of the grants. The dollar amounts in the following paragraph are based on values as of December 31, 2003. Except for Mr. Lipkin, whose 2002 and 2001 restricted stock award restrictions lapse at the rate of 33% per year, all restrictions on restricted stock awards lapse at the rate of 20% per year commencing with the first anniversary of the date of grant. Dividends are credited on restricted stock at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and are subject to the same restrictions as the underlying restricted stock. The restricted stock awards are made pursuant to the Valley National Bancorp 1999 Long-Term Stock Incentive Plan. Upon a “change in control,” as defined in that plan, all restrictions on shares of restricted stock will lapse and all stock options will vest in full.

For Mr. Lipkin, the column represents awards of 6,300 shares in 2003, 7,219 shares in 2002 and 7,580 shares in 2001. As of December 31, 2003, Mr. Lipkin held an aggregate of 16,533 shares of restricted stock with a value of $482,764. For Mr. Crocitto, the column represents awards of 6,500 shares in 2003, 4,200 shares in 2002 and 4,594 shares in 2001. As of December 31, 2003, Mr. Crocitto held an aggregate of 15,416 shares of restricted stock with a value of $450,147. For Mr. Eskow, the column represents awards of 6,500 shares in 2003, 4,200 shares in 2002 and 4,594 shares in 2001. As of December 31, 2003, Mr. Eskow held an aggregate of 14,561 shares of restricted stock with a value of $425,181. For Mr. Lawrence, the column represents awards of 2,000 shares in 2003, 1,575 shares in 2002 and 1,313 shares in 2001. As of December 31, 2003, Mr. Lawrence held an aggregate of 4,048 shares of restricted stock with a value of $118,202. For Mr. Meyer, the column represents awards of 6,500 shares in 2003, 4,200 shares in 2002 and 4,594 shares in 2001. As of December 31, 2003, Mr. Meyer held an aggregate of 15,416 shares of restricted stock with a value of $450,147.

(2)	The numbers listed represent stock options granted to the persons listed in the form of qualified incentive stock options granted at the fair market value on the date of grant. Except for Mr. Lipkin’s 2002 and 2001 stock options, which vest at a rate of 33% per year, all the stock options vest at the rate of 20% per year commencing with the first anniversary except that, upon a “change in control” as defined in the Valley National Bancorp 1999 Long-Term Stock Incentive Plan, all stock options become immediately and fully exercisable.

(3)	All amounts shown in this column reflect employer contributions to a KSOP on behalf of the person listed, except that $25,250 of the amount shown for Mr. Lipkin in 2002 and 2001 represents the cost to Valley of Mr. Lipkin’s $1,000,000 split dollar life insurance plan. No contribution was made in 2003 and Valley is in the process of terminating this arrangement.

(4)	Stock options and stock awards have been adjusted to reflect the 5 percent stock dividend issued on May 16, 2003.

Option Grants in 2003

The following table shows the stock options granted to the person listed in 2003, and their potential value at the end of the option term, assuming certain levels of appreciation of Valley’s common stock.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options/ SARs Granted (#)(2)	Percent of Total Stock Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5%($)	10%($)
Gerald H. Lipkin (3)	18,375	4.78%	24.43	03/01/2013	282,312	715,433
Peter Crocitto	12,000	3.12%	29.25	11/17/2013	220,742	559,403
Alan D. Eskow	12,000	3.12%	29.25	11/17/2013	220,742	559,403
James G. Lawrence	12,000	3.12%	29.25	11/17/2013	220,742	559,403
Robert M. Meyer	12,000	3.12%	29.25	11/17/2013	220,742	559,403

NOTES:

(1)	The dollar amounts under these columns are the result of calculations at the 5% and the 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of Valley’s common stock price. Based upon 93,910,468 common shares outstanding as of December 31, 2003, all shareholders as a group would receive future appreciation of $1,724,545,831 with 5% growth, and $4,370,337,729 with 10% growth, over a 10-year period.

(2)	These stock options become exercisable at the rate of 20% per year beginning March 1, 2004 for Gerald Lipkin and November 17, 2004 for Peter Crocitto, Alan Eskow, James Lawrence and Robert Meyer. The stock options accelerate in the event of a change in control, as defined in the Valley National Bancorp 1999 Long-Term Stock Incentive Plan.

(3)	The number of shares subject to the options, and the exercise price per share, has been adjusted to reflect a subsequent stock dividend and/or stock split.

Aggregated Option Exercises in 2003 and Year-End Option Values

The following table shows the stock options exercised by persons listed in 2003, the number of stock options/SARs remaining unexercised at year-end, and the value of unexercised in-the-money stock options/SARs at year-end.

AGGREGATED OPTION/SAR EXERCISES IN

LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable
Gerald H. Lipkin	24,657	331,184	75,383/52,965	707,220/355,696
Peter Crocitto	10,756	118,531	63,152/39,701	648,277/173,708
Alan D. Eskow	10,411	124,590	28,430/37,704	243,991/151,127
James G. Lawrence	0	0	2,887/18,957	13,934/31,723
Robert M. Meyer	0	0	63,148/39,701	648,232/173,708

Pension Plans

Bank Pension Plan.  The Bank maintains a non-contributory, defined benefit pension plan for all eligible employees. The annual retirement benefit under the pension plan is (i) 0.85 of 1% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base, (iii) multiplied by the years of credited service (to a maximum of 35 years). Employees who were participants in the pension plan on December 31, 1988 are entitled to the higher of the foregoing or their accrued benefit as of December 31, 1988 under the terms of the plan then in effect. An employee’s “average final compensation” is the employee’s highest 5 year average of the employee’s annual salary (excluding bonuses, overtime pay and other special pay), i.e., the amount listed as “Salary” in the Summary Compensation Table, subject to each year’s annual compensation limit, currently $200,000 for 2003, received during the last 10 years of employment.

The following table shows the estimated annual retirement benefits from the pension plan, assuming retirement at age 65 and a straight life annuity benefit, for the compensation levels and years of credited service shown.

PENSION PLAN TABLE

	Years of Credited Service
Average Final Compensation	15	20	25	30	35
$25,000	$3,188	$4,250	$5,313	$6,375	$7,438
$50,000	$6,646	$8,862	$11,077	$13,293	$15,508
$100,000	$15,271	$20,362	$25,452	$30,543	$35,633
$150,000	$23,896	$31,862	$39,827	$47,793	$55,758
$180,000 and higher	$29,071	$38,762	$48,452	$58,143	$67,833

NOTES:

1.	Amounts shown reflect the $200,000 limit on compensation and the $160,000 maximum benefit payable and represent the benefits that could be paid from the qualified trust during 2003. These limits are subject to annual cost of living increases.

2.	An employee may receive benefits greater than those shown in the table if (a) his accrued benefit as of December 31, 1988 under the terms of the pre-1989 Plan is higher, (b) his accrued benefit as of December 31, 1993 (based on the compensation limits in effect before 1994) is higher, or (c) he is a participant in the Benefit Equalization Plan, an unfunded arrangement which provides benefits to a select group of highly compensated officers, which is described below.

Benefit Equalization Plan.  Effective January 1, 1989, the Bank adopted a Benefit Equalization Plan which provides retirement benefits in excess of the amounts payable from the pension plan for certain highly compensated officers. Benefits are determined as follows: (a) the benefit calculated under the Pension Plan formula in effect prior to January 1, 1989 and without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (b) the individual’s Pension Plan benefit. In general, officers of Valley who are members of the Pension Plan and who receive annual compensation in excess of the compensation limits under the qualified plan are eligible to participate in the Benefit Equalization Plan. The Compensation and Human Resources Committee of the Board of Directors has the authority to determine, in its discretion, which eligible officers will participate in the Benefit Equalization Plan. Effective January 1, 1989, Gerald Lipkin became a participant in the Benefit Equalization Plan. Effective January 1, 1996, Peter Crocitto became a participant in the Benefit Equalization Plan. Effective January 1, 2001, Alan Eskow and Robert Meyer became participants in the Benefit Equalization Plan. No other Named Officers presently participate.

The following table shows the estimated annual retirement benefits from the Benefit Equalization Plan and qualified Pension Plan combined, assuming retirement at age 65 in 2003 and a straight life annuity benefit, for the compensation levels and years of credited service shown. The chart is calculated using the average social security wage base and social security benefits in effect during 2003.

	Years of Credited Service
Average Final Compensation	15	20	25	30	35	40
$150,000	$25,167	$33,556	$41,945	$50,333	$58,722	$67,111
$200,000	$34,542	$46,056	$57,570	$69,083	$80,597	$92,111
$250,000	$43,917	$58,556	$73,195	$87,833	$102,472	$117,111
$300,000	$53,292	$71,056	$88,820	$106,583	$124,347	$142,111
$350,000	$62,667	$83,556	$104,445	$125,333	$146,222	$167,111
$400,000	$72,042	$96,056	$120,070	$144,083	$168,097	$192,111
$450,000	$81,417	$108,556	$135,695	$162,833	$189,972	$217,111
$500,000	$90,792	$121,056	$151,320	$181,583	$211,847	$242,111

Gerald Lipkin, Peter Crocitto, Alan Eskow and Robert Meyer have approximately 26, 21, 11 and 5 years of credited service, respectively, under the pension plan (and with respect to the benefit equalization plan for those officers who participate in it) as of January 1, 2003, and, at age 65, would have 29.1, 40, 21.8 and 13.1 years of credited service, respectively. In 2003 the following persons received the compensation shown below for purposes of determining their retirement benefits under the pension plan (and with respect to the benefit equalization plan for those officers who participate in it): Gerald Lipkin $625,000; Peter Crocitto $317,000; Alan Eskow $300,000; and Robert Meyer $317,000. Pursuant to an agreement dated August 17, 1994 and amended on November 1, 2003, a minimum retirement benefit of $300,000 per year is provided to Mr. Lipkin in the form of a joint and two-thirds survivor annuity which would pay his wife $200,000 per year in the event of Mr. Lipkin’s death. Except as contained in the description of the plan formulas above, the benefits listed in the tables are not subject to any deduction for social security or other offset amounts.

Employment Contracts and Termination of Employment and Change of Control Arrangements

On August 17, 1994, Valley and the Bank entered into a severance agreement with Gerald Lipkin. Valley and the Bank entered into severance agreements with Peter Crocitto and Robert Meyer as of January 1, 1998, and Alan Eskow as of June 18, 2002. Each severance agreement provides that in the event the executive is terminated without cause, he will be entitled to a lump sum payment equal to 12 months of his annual salary at the time of termination, plus a fraction of the bonus paid to him in the previous year, where such fraction is the number of months of the current year during which he served before being terminated, divided by 12. Mr. Lipkin would also receive health and dental benefits through age 67. Mr. Crocitto, Mr. Eskow and Mr. Meyer would receive health, dental benefits, life insurance and disability plan continuance for three years. Mr. Lipkin’s severance agreement provides additional payments in the event of his death or disability.

As of July 7, 1995, Valley and Mr. Lipkin entered into a split dollar life insurance arrangement. Under the arrangement, Mr. Lipkin waived his benefits under Valley’s group term life insurance and Valley agreed to pay the annual premiums necessary to fund a $1,000,000 second-to-die life insurance policy on the lives of Mr. Lipkin and his wife. Valley has not paid any premiums on this policy since the enactment of the Sarbanes-Oxley Act of 2002. Valley and Mr. Lipkin are in the process of terminating this arrangement.

As of January 1, 1999, Valley and the Bank entered into amended and restated change-in-control agreements with Gerald Lipkin, Peter Crocitto and Robert Meyer and on April 4, 2001 with Alan Eskow. The change-in-control agreements generally provide employment protection to the covered executives for a three-year period following any change-of-control (as defined in the agreement). If the executive is terminated without cause, or if he resigns for good reason (as defined) he receives a lump sum equal to three times the highest annual compensation paid to him during any calendar year in the three calendar years immediately preceding the change-in-control, plus three years of extra service credited under the Benefit Equalization Plan if he is a participant in it, and continuation of his health, hospitalization and medical insurance for a three year period. Payment and the duration of benefits are proportionately reduced as the executive reaches his normal retirement age at 65 (at age 67 for Mr. Lipkin.) All change-in-control agreements are for fixed terms, but provide for automatic annual extensions unless Valley takes specific action to halt the renewal.

The change-in-control payments and benefits to the executives will be increased by the amount of the excise tax (and related income and payroll taxes on such amounts) imposed upon all “excess parachute payments” under the Internal Revenue Code so that the executive will be entitled to retain the benefit of these promised payments and benefits without reduction by the excise tax. Excess parachute payments exist when “parachute payments” (i.e., all payments and benefits contingent on a change-in-control) exceed 3 times the employee’s average taxable compensation over the last 5 calendar years. The Long-Term Stock Incentive Plan provides that upon a “change-in-control” (as defined in that plan) all restrictions on shares of restricted stock granted under the plan will lapse and all outstanding stock options under the plan will, for a period of 60 days, become immediately and fully exercisable. The value of any accelerated vesting is considered a parachute payment.

Effective on January 19, 2001, Mr. Lawrence entered into a change-in-control agreement with Valley. If Valley undergoes a change-in-control while Mr. Lawrence’s change-in-control agreement remains in effect, the agreement provides that he shall continue to be employed for a term of three years, as Executive Vice President, at the same base salary, bonuses at least equal to the average annual bonus paid to him over the most recent three years, and participation in fringe benefit plans. If, during such three year period, Mr. Lawrence resigns for “good reason” as defined in the agreement, or is terminated without cause, he is entitled to an immediate lump-sum payment equal to three times his base salary, and to continuation of medical benefit coverage for the remainder of the three-year period.

Effective on January 19, 2001, Valley entered into an employment continuation agreement with Mr. Lawrence. The agreement substantially follows the previous employment agreement with Merchants New York Bancorp, Inc. (including with regard to salary and benefits) and provides that Mr. Lawrence will be eligible to participate in Valley’s annual incentive plan for executives. Mr. Lawrence is entitled to receive his salary and benefits until he reaches the age of 65. The agreement provides that Mr. Lawrence will not compete against Valley during his term of employment and for two years thereafter.

Director Compensation Arrangements

Valley pays its directors a $25,000 annual retainer, plus fees of $1,500 per board meeting attended, $1,500 for each Audit Committee meeting attended, $1,000 for each Compensation and Human Resources Committee meeting attended, $1,000 for each Nominating and Corporate Governance Committee meeting attended and $500 for each other committee meeting attended. Each director who is invited to attend a committee meeting as a non-voting member is paid the same fee for attendance as a committee member. Bank directors’ fees consist of $2,000 for each meeting of the Board attended and $500 for each committee meeting attended. Directors of Valley and the Bank who are salaried officers do not receive directors’ fees or retainers. The committee chairmen of Valley’s Board receives an additional retainer of $5,000 per year. The Vice Chairman of the Audit Committee receives an additional retainer of $2,500 per year.

Valley maintains a retirement plan for eligible non-employee directors of Valley and/or the Bank, which was amended in November 2001. The plan provides 10 years of annual benefits to directors with five or more years of service. The benefits commence following the later of a director reaching age 65 or after a director has retired from the Board. The annual benefit is equal to the director’s years of service, multiplied by 5%, multiplied by the final retainer paid by Valley and the Bank to the director at the time of retirement. In the event that the director dies prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON

EXECUTIVE COMPENSATION

The following report was prepared by Valley’s Compensation and Human Resources Committee regarding executive compensation policy and its relation to Valley’s performance.

Compensation Review Process

The Compensation and Human Resources Committee of the Board of Directors, consisting entirely of independent outside directors, is responsible for establishing and overseeing policies governing annual and long-term compensation programs for officers named in the compensation tables shown above and other executive officers of Valley and the Bank. The Compensation and Human Resources Committee approves compensation levels and the Board of Directors ratifies their recommendations.

The committee has used an independent compensation consulting firm to assist it in maintaining levels of executive compensation that are consistent with banks that are similarly situated in terms of business and labor market competition.

It is the committee’s responsibility to evaluate salaries, annual performance goals and awards under annual incentive plans and administer the Long-Term Stock Incentive Plan.

When the committee’s actions relate to officers who also are directors, the Board of Directors (including only independent directors) reviews the recommendations of the committee and approves final compensation arrangements.

Compensation Strategy

The objective of Valley’s executive compensation program is to align compensation with business strategy and the continued enhancement of shareholder value through stock price growth and dividends.

A total compensation approach to determining appropriate compensation levels for executive officers has been adopted by the committee. Target total compensation levels (consisting of annual base salary, and annual and long-term incentive award opportunities, including stock options and restricted stock) are established at the beginning of each year. These targets take into consideration Valley’s performance relative to its compensation peer group and total compensation opportunities for the peer group. Under this total compensation approach, an increasing amount of the executive total compensation mix is based on pay-for-performance targets and performance compared to peers. The performance measures can vary from year to year and may include earnings per share, earnings growth, return on average assets and return on average equity.

In developing compensation targets, labor market competition and business competition are considered. The committee may consider organizations that may differ from the banking organizations included in the industry group used in the Performance Graph of stock growth and dividend reinvestments shown below.

Valley’s size and performance results are taken into consideration to identify appropriate target total compensation opportunities for Valley’s executives. As a result, when performance objectives are exceeded, executives have an opportunity to realize compensation above their target total compensation levels. When performance objectives are not met, the total compensation paid may be lower than target.

Specific compensation program components are discussed below.

Base Salary

Base salary levels are determined each year, in part, by considering the labor market levels of compensation paid to executives of comparable banking organizations. Labor market values are established by reviewing the peer group banking organization supplemented by the average results of an analysis of published compensation surveys of similar size organizations in the banking industry to reflect broader industry trends.

The labor market values are used to create salary ranges. Individual executive salaries are determined relative to the ranges on the basis of a subjective assessment of each executive’s contribution to the Bank’s success as well as the level of knowledge and experience each executive brings to the job.

Annual Incentive Plan

Consistent with the goals of continued financial strength and shareholder value creation for 2003, annual incentive awards were based on a combination of achieving or exceeding corporate objectives for earnings growth, return on average assets and return on average equity, and individual performance of participating officers.

The annual incentive plan has minimum performance requirements, below which no bonuses may be awarded. Targets for earnings per share growth, minimum return on average equity and return on average assets are determined each year at the beginning of the annual incentive plan year.

Each year, target annual incentive opportunities for executives are established after examining the data from the peer group, again, supplemented by published surveys of compensation in the banking industry and internal relationships. The committee adopted a policy of setting target opportunities near the average of those available in the competitive market place. Target awards range up to 60% or more of base salary.

Actual annual incentive awards are determined through a performance measurement process relative to achievement of Valley goals and individual performance objectives. Corporate performance can account for up to 75% of each participant’s target award. Individual performance achievement measures are both objective (e.g., pre-determined goals) and subjective (e.g., Compensation and Human Resources Committee assessment of the executive’s leadership and management of resources). In addition, the committee can, at its discretion, adjust individual awards by plus or minus 20%. Actual awards can range from 0% to 115% of an executive’s base salary depending on company and individual performance.

Long-Term Stock Incentive Plan

Long-term incentive awards may be granted in the form of stock options (qualified incentive stock options or non-qualified stock options), stock appreciation rights and/or restricted stock. The purpose of these awards is to align executive long-term compensation opportunities with the realization of stock price growth and dividends for shareholders.

The number of stock options and restricted stock awards are determined on an annual basis using the target long-term incentive award opportunity as a guide. A combination of restricted stock and stock options are then awarded up to the target long-term incentive award opportunity on a subjective basis, taking into account Valley’s performance, competitive practices, and individual performance. Previous stock option and restricted stock awards also may be considered by the committee and the Board, at its discretion, in determining the number of stock options and restricted shares to be granted.

Compensation of the Chief Executive Officer and Other Named Executive Officers

For 2003, Mr. Lipkin was granted a 4.17% salary increase, bringing his base salary level to $625,000. This salary increase recognizes Mr. Lipkin’s contribution to Valley’s success, the level of knowledge and experience he brings to the job of Chairman, President and Chief Executive Officer, and the labor market levels of compensation paid to chief executive officers of comparable banking organizations. Additionally, Mr. Lipkin led Valley in achieving its annual objectives.

Salary adjustments for each of the other named executive officers averaged 6.36% of each of their base salaries and reflected individual officer contributions to the growth of the Bank, experience and skill levels and the movement of salaries in competitive labor markets.

The 2003 base salary levels were determined in accordance with Valley’s policy as described in “Base Salary” above.

For 2003, Valley’s performance met targeted levels and approved goals. Mr. Lipkin contributed to this success by developing Valley’s management team, improving Valley’s financial strength, broadening the product line and expanding market share. As a result of these contributions, Mr. Lipkin’s annual incentive award was therefore 100% of his base salary.

Each named executive officer participated in the 2003 annual incentive program. Aggregate awards under the program averaged 50% of their 2003 salaries.

The 2003 annual incentive awards were determined in accordance with Valley’s policy as described in “Annual Incentive Plan” above.

As part of the total compensation program in 2003, Mr. Lipkin was awarded a stock option grant for 18,375 shares at $24.43 per share, the market value on the date of grant. Mr. Lipkin also was awarded 6,300 shares of restricted Valley common stock. These amounts have been adjusted to reflect the five percent stock dividend issued May 16, 2003. The stock options become exercisable and the restricted stock becomes vested at the rate of 20% per year starting with the first anniversary from the date of grant. Mr. Lipkin’s opportunity to receive value from the option awards is contingent on the growth of Valley’s stock price over the vesting period of the awards.

During 2003, other executive officers named in the compensation tables received stock option grants totaling 48,000 shares at $29.25 per share, the market value on the date of grant. As a group, the other named executive officers received restricted stock awards totaling 21,500 shares. The stock options become exercisable and the restricted stock becomes vested at the rate of 20% per year starting with the first anniversary from the date of grant. The other executive officers’ opportunity to receive value from the option awards is contingent on the growth of Valley’s stock price over the vesting period of the awards.

The long-term incentive awards to executive officers in 2003 were made in accordance with the total target compensation approach described under “Long-Term Stock Incentive Plan” above. In addition, previous stock options and restricted stock awards were considered in making these awards.

Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, companies are subject to limits on the deductibility of executive compensation for each of the five highest paid officers. Deductible compensation for those officers is limited to $1 million per year. Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation that has been approved by shareholders.

Annual bonus payments to certain executive officers are exempt from the Section 162(m) limit because Valley shareholders approved the Executive Incentive Plan in 2000. Stock options granted under Valley’s Long-Term Stock Incentive Plan also are exempt from the 162(m) limit because Valley shareholders have approved such plan. Based on 2004 salaries, the Executive Incentive Plan and the restricted stock awards, as well as other compensation, Valley does not expect any of its active named executive officers to exceed the $1 million deductibility threshold during the 2004 taxable year.

Detailed information related to the compensation of five of Valley’s executive officers is shown in the compensation tables within this proxy statement.

Compensation and Human Resources Committee Members:

Robert E. McEntee, Chairman

Andrew B. Abramson

Gerald Korde

Robert Rachesky

Barnett Rukin

Richard F. Tice

PERFORMANCE GRAPH

The following graph compares the cumulative total return on a hypothetical $100 investment made on January 1, 1999 in: (a) Valley’s common stock; (b) the Standard and Poor’s (“S&P”) 500 Stock Index; and (c) the Keefe, Bruyette & Woods’ KBW50 Bank Index. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment would increase or decrease in value over time based on dividends (stock or cash) and increases or decreases in the market price of the stock.

REPORT OF THE AUDIT COMMITTEE

February 28, 2004

To the Board of Directors of Valley National Bancorp:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committee, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Robert R. Rachesky, Committee Chairman

Leonard Vorcheimer, Vice Chairman

Andrew B. Abramson

Charles J. Baum

Eric P. Edelstein

Walter H. Jones, III

Gerald Korde

Robert E. McEntee

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION

All members of the Compensation and Human Resources Committee, or their affiliates, have engaged in loan transactions with the Bank. The members of the Committee are Messrs. Robert McEntee (Chairman), Andrew Abramson, Gerald Korde, Robert Rachesky, Barnett Rukin and Richard Tice. All such loans were made in the ordinary course of business of the Bank. No other relationships required to be reported under the rules promulgated by the Securities and Exchange Commission exist with respect to members of Valley’s Compensation and Human Resources Committee.

CERTAIN TRANSACTIONS WITH MANAGEMENT

The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

During 2003, the Bank and its customers paid $159,338 (in excess of 5% of the firm’s gross revenues in 2003) for legal services to a law firm whose partner is Graham O. Jones, a director and shareholder of Valley. During 2003, the Bank and its customers paid $75,811 for legal services to a law firm whose shareholder is Richard S. Miller, a director and shareholder of Valley. During 2003, the Bank also paid for legal services to a law firm whose partner is Robinson Markel, a director and shareholder of Valley. During 2003, Valley paid Michael Guilfoile $180,450 pursuant to a long-standing retainer and acquisition consulting agreement with MG Advisors, Inc., whose chairman is Mary J. Steele Guilfoile, a director and shareholder of Valley. Ms. Guilfoile, is the spouse of Michael Guilfoile. The payments to Mr. Guilfoile consisted of a $48,000 retainer and 5,000 shares of Valley common stock (valued at $132,450 on the date of payment) relating to the acquisition of NIA/Lawyers Title Agency, LLC in 2002 and Glen Rauch Securities, Inc. in January 2003.

Prior to 2003, the Bank purchased $150 million of bank-owned life insurance from a nationally known insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The son-in-law of Gerald Lipkin, Chairman, President and CEO, a director and a shareholder of Valley, is a licensed insurance broker who introduced Valley to the program offered by this insurance company. In 2003, Mr. Lipkin’s son-in-law earned $56,774 of insurance commissions (and will receive future commissions during the remainder of the term of the policy) pursuant to an arrangement he entered into with the insurance broker associated with the insurance company for a portion of the broker’s commission.

Valley and the Bank have in its employ individuals who are related to one another, or have certain relationships with named officers and directors. These include Graham O. Jones and Walter H. Jones, III who are brothers; Barnett Rukin is the father of William Rukin (Chief Information Security Officer who was paid $105,307) by Valley in 2003; and Robert Rachesky is the father-in-law of Joel Reinfeld (First Vice President—VNB who was paid $147,115) by Valley in 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Valley’s directors and executive officers to file reports relating to their ownership and changes in ownership of Valley common stock with the Securities and Exchange Commission and New York Stock Exchange. Based on information provided by Valley’s directors and executive officers and a review of such reports, Valley believes that all required reports were filed on a timely basis during 2003, other than a Form 4 by Mr. Richard Garber, an executive officer of the Bank and Form 3s by Mr. Eric Edelstein, Ms. Mary Guilfoile and Mr. H. Dale Hemmerdinger, directors, which were filed within ten days of their first official meeting but not within ten days of the board resolution appointing them.

INDEPENDENT PUBLIC ACCOUNTANTS

On April 18, 2002, Valley ended its relationship with KPMG LLP (“KPMG”) as its independent accountants, and appointed Ernst & Young LLP (“Ernst & Young”) as its new independent accountants. This determination followed Valley’s decision to seek proposals from independent accountants to audit Valley’s financial statements for the year ended December 31, 2002. The decision not to renew the engagement of KPMG and to retain Ernst & Young was approved by Valley’s Audit Committee. The Audit Committee decided that as a result of the increase in consulting work performed by KPMG, especially tax consulting work, it would be appropriate to separate the audit engagement from the consulting work. As a result, KPMG was dismissed and Ernst & Young were retained as independent accountants for the year ended December 31, 2002.

KPMG’s reports on Valley’s consolidated financial statements as of and for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of the fiscal year ended December 31, 2001 and through April 18, 2002, there were no disagreements with KPMG on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the disagreements in connection with their report on Valley’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304 (a) (1) (v) of Regulation S-K.

The Company provided KPMG with a copy of the foregoing disclosures.

Ernst & Young, independent public accountants, audited the books and records of Valley for the years ended December 31, 2003 and 2002. Selection of Valley’s independent public accountants for the 2004 fiscal year will be made by the Audit Committee subsequent to the annual meeting.

Ernst & Young has advised Valley that one or more of its representatives will be present at the annual meeting of shareholders to make a statement if they so desire and to respond to appropriate questions.

The fees billed for services rendered for Valley by its independent accountants for the years ended December 31, 2003 and 2002 were as follows:

	2003	2002
Audit Fees	$285,600	$274,800
Audit-related fees	13,400	13,200
Tax Fees	55,000	15,000
All Other Fees	12,245	0

	$366,245	$303,000

“Audit-Related Fees” include fees paid for benefit plan audits and accounting consultations necessary to comply with generally accepted auditing standards. “Tax Fees” include fees paid for tax return preparation, state and local tax consulting and an acquisition cost study.

In 2003, the Audit Committee adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent accountants to Valley. The policy requires that all services to be performed by Ernst & Young LLP, Valley’s independent accountants, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Committee receives updates on the services actually provided by the independent accountants, and management may present additional services for approval. All services rendered by Ernst & Young LLP are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by Ernst & Young LLP during fiscal 2003.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus any substantive proposal, including shareholder proposals, must be referred to in Valley’s notice of shareholders’ meeting in order for the proposal to be properly considered at a meeting of Valley.

Proposals of shareholders which are eligible under the rules of the Securities and Exchange Commission to be included in Valley’s year 2005 proxy material must be received by the Corporate Secretary of Valley National Bancorp no later than November 5, 2004.

If Valley changes its 2005 annual meeting date to a date more than 30 days from the date of its 2004 annual meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before Valley begins to print and mail its proxy materials. If Valley changes the date of its 2004 annual meeting in a manner that alters the deadline, Valley will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change, or will notify its shareholders by another reasonable method.

OTHER MATTERS

The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.

Shareholders are urged to sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or Internet. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors

Gerald H. Lipkin

Chairman, President and Chief Executive Officer

Wayne, New Jersey

March 4, 2004

A copy of Valley’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2003 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Dianne M. Grenz, Senior Vice President, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Valley’s Annual Report on Form 10-K (without exhibits) is also available on Valley’s website at www.valleynationalbank.com.

Appendix A

VALLEY NATIONAL BANCORP

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Valley National Bancorp (the “Company”), (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee shall prepare the Audit Committee Report required to be included in the Company’s annual proxy statement.

Committee Membership

The Audit Committee shall consist of no fewer than four members. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange (the “NYSE”) and the “independence” requirements of the Sarbanes-Oxley Act of 2002, contained in Section 10A(m) of the Securities Exchange Act of 1934 (the “Exchange Act”).

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee, which shall also designate one person as chairman. Audit Committee members may be replaced by the Board.

Committee Authority and Responsibilities

The Audit Committee shall be directly responsible for and have the sole authority to appoint or replace the independent auditors, and shall pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors in accordance with the rules of the NYSE and Section 10A(i) of the Exchange Act. The independent auditors shall report directly to the Audit Committee. The Audit Committee shall consult with management but shall not delegate its responsibilities hereunder.

The Audit Committee shall receive from the independent auditors the reports on critical accounting policies and practices, alternative treatments and material communications with management as required by Section 10A(k) of the Exchange Act.

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee may form and delegate authority to subcommittees when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain special legal, accounting or other consultants to advise the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any advisors or consultants employed by the Committee and to fund its ordinary administrative expenses necessary and appropriate to carry out its duties. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee shall meet with management, the internal auditors and the independent auditors in separate executive sessions at least quarterly. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

Additional Responsibilities

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditors the annual audited financial statements, including disclosures made in management’s discussion and analysis of financial condition and results of operations, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2. Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to the filing of its Form l0-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

3. Discuss with management and the independent auditors significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

4. Discuss with management and the independent auditors the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

5. Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

6. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a) The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditors, internal auditors or management.

(b) The management letter provided by the independent auditors and the Company’s response to that letter.

(c) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8. Coordinate due diligence examinations in connection with the Company’s significant proposed acquisitions.

Oversight of the Company’s Relationship with the Independent Auditors

9. Review the experience and qualifications of the senior members of the independent auditor’s team.

10. Obtain and review a report from the independent auditors at least annually describing (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company. After reviewing such report the Audit Committee will evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the Board.

11. Assure that the lead audit partner of the independent auditors and the audit partner responsible for reviewing the audit are rotated at least every five years and consider rotation of the independent auditing firm itself on a regular basis.

12. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who were engaged on the Company’s account (recognizing that the independent auditors may not perform the audit if the chief executive officer, controller, chief financial officer or chief accounting officer was employed by the independent auditors and participated in any capacity in the audit during the one year preceding the initiation of the audit).

13. Discuss with the national office of the independent auditors issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

14. Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

15. Determine through discussions with the independent auditors and internal auditors that management placed no restrictions on the scope of their examinations or on efficient completion of audits.

16. Meet with the Director of Risk Management and the Chief Audit Executive (CAE) at each quarterly meeting without senior management present.

Oversight of the Company’s Internal Audit Function

17. Review and approve the appointment of the Chief Audit Executive.

18. Review the significant reports to management prepared by the internal auditing department and management’s responses, resolve significant differences between internal audit and management and mandate corrective action.

19. Review, discuss and approve with the independent auditors the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

20. Review and approve the Internal Audit Department Charter.

Compliance Oversight Responsibilities

21. Obtain from the independent auditors assurance that Sections (a) through (k) of Section 10A of the Exchange Act have not been implicated.

22. Obtain reports from management and the Company’s Chief Audit Executive indicating whether they have become aware that any of the activities of the Company and its subsidiaries are not in material conformity with applicable legal requirements or the Company’s Code of Conduct. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to any material issues that have been brought to the Committee’s attention concerning compliance with applicable laws and regulations and with the Company’s Code of Conduct.

23. Establish procedures as required by Section 10A(m) of the Exchange Act for:

(a) The receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters.

(b) The confidential, anonymous submission by employees of the Company and its subsidiaries of concerns regarding questionable accounting or auditing matters.

24. Review examination reports received from the Comptroller of the Currency and Federal Reserve and any responses by the Company to those reports.

25. Monitor compliance with Section 404(a) of the Sarbanes-Oxley Act of 2002 (Exchange Act rules 13a-15 and 15d-15), Section 112 of the FDIC Improvement Act (12 U.S.C. 1831m) and part 363 of the FDIC’s regulations, which require an annual report by management and an attestation by the independent outside auditors on the Bank’s internal controls over financial reporting and compliance issues.

26. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

27. Discuss with the Company management legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 7, 2004

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WALTER H. JONES, III, ROBERT E. McENTEE and LEONARD J. VORCHEIMER and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned’s name at the annual meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at the Prime Hotel & Suites (formerly, Radisson Hotel), 690 Route 46 East, Fairfield, New Jersey, on Wednesday, April 7, 2004 at 2:00 p.m., and at any adjournment thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of the 16 nominees for director listed in the proxy statement.

Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side)

PROXY VOTING INSTRUCTIONS

Mail

Sign, date and mail your proxy card in the envelope provided as soon as possible.

Telephone

Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Internet

Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card number available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

(Please detach and mail in the envelope provided IF you are not voting via telephone or the Internet.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	ELECTION OF 16 DIRECTORS

☐ FORALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

☐ Andrew B. Abramson, ☐ Pamela Bronander, ☐ Joseph Coccia, Jr., ☐ Eric P. Edelstein, ☐ Mary J. Steele Guilfoile, ☐ H. Dale Hemmerdinger, ☐ Graham O. Jones, ☐ Walter H. Jones, III, ☐ Gerald Korde, ☐ Gerald H. Lipkin, ☐ Robinson Markel, ☐ Robert E. McEntee, ☐ Richard S. Miller, ☐ Barnett Rukin, ☐ Peter Southway, ☐ Leonard J. Vorcheimer.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method: ☐

2.	In their discretion, upon such other matters as may properly come before the meeting.

FOR ☐ AGAINST ☐ ABSTAIN ☐

PLEASE SIGN, DATE AND RETURN PROMPTLY

Signature of Shareholder                              Date:              Signature of Shareholder                              Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.